EXHIBIT 16

September 20, 2006

Securities and Exchange Commission
100 F Street N.E.
Washington, D.C. 20549

Ladies and Gentlemen:

We have been furnished with a copy of the response to Item 4.01 of Form 8-K for the event that occurred on September 20, 2006, to be filed by our former client, Tunex International, Inc. We agree with the statements made in response to that Item insofar as they relate to our Firm.

Very truly yours,

/s/ Wisan, Smith, Racker & Prescott, LLP

Wisan, Smith, Racker & Prescott, LLP